Page 12 of 19 Pages

Exhibit 3-A

Page I-1 of Schedule I of the Original Schedule 13D is amended and restated in its entirety to read as follows:

Executive Officers of Educational Simon, L.L.C.

     The name, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted of each of the executive officers of Educational Simon, L.L.C. (“Educational Simon”) is set forth below. The managing member of Educational Simon is IPP99 Private Equity, L.L.C. (“IPP99”). IPP99 does not have any officers. The managing member of IPP99 is WESKIDS III, L.L.C. The name, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted of each of the executive officers and managers of WESKIDS III, L.L.C. is set forth on Exhibit 3-E.

Principal Occupation (if other
than as Executive Officer of
Name and Business Address	Title	Educational Simon L.L.C.)

Robert W. MacDonald 10990 Wilshire Blvd. 5th Floor Los Angeles, CA 90024	President	Managing Director, William E. Simon & Sons, L.L.C., a private investment firm and merchant bank with its principal executive offices located at 310 South Street, Morristown, NJ 07962.

John A. Gerson 310 South Street Morristown, NJ 07962	Chief Financial Officer and Vice President	Chief Financial Officer, William E. Simon & Sons, L.L.C.

Michael B. Lenard 10990 Wilshire Blvd. 5th Floor Los Angeles, CA 90024	Vice President and Assistant Corporate Secretary	Managing Director and Counselor, William E. Simon & Sons, L.L.C.

Christine W. Jenkins 310 South Street Morristown, NJ 07962	Vice President and Secretary	Vice President and Secretary, William E. Simon & Sons, L.L.C.

Charles F. Festo 310 South Street Morristown, NJ 07962	Vice President	Deputy General Counsel, William E. Simon & Sons, L.L.C.

Cheryl Brown 310 South Street Morristown, NJ 07962	Vice President	Senior Vice President — Finance William E. Simon & Sons, L.L.C.